SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

Information to be Included in Statements Filed Pursuant
to Rule 13d-1(a) and Amendments Thereto Filed Pursuant to
Rule 13d-2(a)

(Amendment No. 4)1

Nobel Learning Communities, Inc.

(Name of Issuer)

Common Stock, Par Value $.001 Per Share

(Title of Class of Securities)

654889104

(CUSIP Number)

Hugh Steven Wilson
Latham & Watkins
701 “B” Street, Suite 2100
San Diego, California 92101-8197
(619) 236-1234

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

March 12, 2003

(Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box:    ☐.

(Continued on the following pages)

Page 1 of 19 Pages

[1]	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

SCHEDULE 13D

CUSIP No. 654889104		Page 2 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

KU LEARNING, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104		Page 3 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

KNOWLEDGE UNIVERSE LEARNING GROUP, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104		Page 4 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

KNOWLEDGE UNIVERSE II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104		Page 5 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

KNOWLEDGE UNIVERSE, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104		Page 6 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

ET HOLDINGS, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104		Page 7 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

ET CONSOLIDATED, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104		Page 8 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

HAMPSTEAD ASSOCIATES, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104		Page 9 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

MOLLUSK HOLDINGS, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

California

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104		Page 10 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

CEPHALOPOD CORPORATION

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

California

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

CO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104		Page 11 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

LAWRENCE INVESTMENTS, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

California

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104		Page 12 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

LAWRENCE J. ELLISON

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

IN

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104		Page 13 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

RIDGEVIEW ASSOCIATES, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

California

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

OO

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104		Page 14 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

MICHAEL R. MILKEN

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

IN

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13D

CUSIP No. 654889104		Page 15 of 19

1	NAME OF REPORTING PERSONS
I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

LOWELL J. MILKEN

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS*

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY EACH	8	SHARED VOTING POWER
REPORTING
PERSON WITH		1,883,500 shares

	9	SOLE DISPOSITIVE POWER

	10	SHARED DISPOSITIVE POWER

		1,883,500 shares

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,883,500 shares

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

28.7% (1)

14	TYPE OF REPORTING PERSON*

IN

(1)	Based on 6,554,966 shares of Common Stock outstanding as of February 24, 2003, as reported in the Company’s Quarterly Report on Form 10-Q filed with the Commission on March 6, 2003.

*SEE INSTRUCTIONS BEFORE FILLING OUT!

     This Amendment No. 4 to Schedule 13D (“Amendment No. 4”) relating to Nobel Learning Communities, Inc., a Delaware corporation (the “Company”), is being filed on behalf of the undersigned to amend the Schedule 13D filed with the Commission on January 26, 1998, as amended by Amendment No. 1 thereto filed with the Commission on June 2, 1998, Amendment No. 2 thereto filed with the Commission on November 10, 1999 and Amendment No. 3 thereto filed with the Commission on December 31, 2002 (together, the “Schedule 13D”). Terms defined in the Schedule 13D and not defined herein have the same meaning as in the Schedule 13D.

Item 4.     Purpose of Transaction.

     The information in Item 4 is hereby amended and supplemented by adding the following thereto:

     On March 12, 2003, KU Learning, Knowledge Universe Learning Group, L.L.C., Knowledge Universe II LLC, Steven B. Fink, Joseph Harch, the Company and A.J. Clegg entered into an Agreement Regarding Board of Directors and Amendment of Rights Agreement (the “Agreement”) which is filed as Exhibit 5 to this Amendment No. 4 to Schedule 13D and is incorporated herein by reference. Pursuant to the Agreement, the Company has agreed to nominate Steven B. Fink and Joseph Harch, representatives of KU Learning, for election to the Board of Directors of the Company at its upcoming Annual Meeting of Stockholders. Each of Steven B. Fink and Joseph Harch has consented to serve as a director of the Company, if elected. Also, pursuant to the Agreement, the Company has amended its Rights Agreement to provide that KU Learning and/or its designees can acquire up to an additional 10% of the Company’s capital stock; provided that on or before May 1, 2003, KU Learning and/or its designees provide a loan to the Company in an aggregate amount not to exceed $5.0 million. Upon execution of the loan, the Company will issue and deliver to KU Learning and/or its designees warrants to purchase 250,000 shares of Common Stock of the Company. The preceding description of the Agreement is qualified in its entirety by reference to the Agreement itself which is filed as Exhibit 5 to this Amendment No. 4 to Schedule 13D and is incorporated herein by reference.

Item 7.     Material to be Filed as Exhibits.

     The information in Item 7 is hereby amended and supplemented by adding the following hereto:

Exhibit 5	Agreement Regarding Board of Directors and Amendment of Rights Agreement dated March 12, 2003 among KU Learning, L.L.C., Knowledge Universe Learning Group, L.L.C., Knowledge Universe II LLC, Steven B. Fink, Joseph Harch, Nobel Learning Communities, Inc. and A.J. Clegg

SIGNATURES

     After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: March 12, 2003	KU LEARNING, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron
By: Stanley E. Maron
Its: Assistant Secretary

KNOWLEDGE UNIVERSE LEARNING GROUP, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron
By: Stanley E. Maron
Its: Secretary

KNOWLEDGE UNIVERSE II LLC,
a Delaware limited liability company

/s/ Stanley E. Maron
By: Stanley E. Maron
Its: Secretary

KNOWLEDGE UNIVERSE, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron
By: Stanley E. Maron
Its: Secretary

ET HOLDINGS, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron
By: Stanley E. Maron
Its: Assistant Secretary

ET CONSOLIDATED, L.L.C.,
a Delaware limited liability company

/s/ Stanley E. Maron
By: Stanley E. Maron
Its: Assistant Secretary

HAMPSTEAD ASSOCIATES, L.L.C.,
a Delaware limited liability company

By: RIDGEVIEW ASSOCIATES, LLC,
a California limited liability company
Its: Manager

/s/ Lowell J. Milken
By: Lowell J. Milken
Its: Manager

MOLLUSK HOLDINGS, L.L.C.,
a California limited liability company

By: CEPHALOPOD CORPORATION
Its: Manager

/s/ Philip B. Simon
By: Philip B. Simon
Its: President

CEPHALOPOD CORPORATION,
a California Corporation

/s/ Philip B. Simon
By: Philip B. Simon
Its: President

LAWRENCE INVESTMENTS, LLC,
a California limited liability company

/s/ Philip B. Simon
By: Philip B. Simon
Its: President

RIDGEVIEW ASSOCIATES, LLC,
a California limited liability company

/s/ Lowell J. Milken
By: Lowell J. Milken
Its: Manager

/s/ Michael R. Milken
Michael R. Milken, an individual

/s/ Lowell J. Milken
Lowell J. Milken, an individual

/s/ Lawrence J. Ellison
Lawrence J. Ellison, an individual
by Philip B. Simon his attorney-in-fact

EXHIBIT INDEX

Exhibit 1	Joint Filing Agreement dated as of December 30, 2002 (previously filed as Exhibit 1 to Amendment No. 3 to the Schedule 13D filed with the Commission on December 31, 2002)

Exhibit 2	Confidentiality Agreement dated as of May 8, 1998 between Knowledge Universe, L.L.C. and Nobel Education Dynamics, Inc. (previously filed as Exhibit 2 to Amendment No. 1 to the Schedule 13D filed with the Commission on June 2, 1998)

Exhibit 3	Assignment of Proxy (including the Proxy as Exhibit A thereto) (previously filed as Exhibit 3 to Amendment No. 2 to the Schedule 13D filed with the Commission on November 10, 1999)

Exhibit 4	Letter from counsel for KU Learning, L.L.C. to the Board of Directors of Nobel Learning Communities, Inc., dated December 30, 2002 (previously filed as Exhibit 4 to Amendment No. 3 to the Schedule 13D filed with the Commission on December 31, 2002)

Exhibit 5	Agreement Regarding Board of Directors and Amendment of Rights Agreement dated March 12, 2003 between KU Learning, L.L.C. and Nobel Learning Communities, Inc.